Exhibit 99.1

Press Release

Media Contact

Edelman for Centric Brands

Arielle Patrick

Arielle.Patrick@edelman.com

Investor Contact

Edelman for Centric Brands

Hunter Stenback

Hunter.Stenback@edelman.com

Centric Brands Emerges from Chapter 11 with Strengthened Balance Sheet

Company is ideally positioned to implement strategic plan, access new opportunities, and foster growth across various business segments

Restructuring has significantly reduced debt and other liabilities

NEW YORK – October 12, 2020 – Centric Brands LLC (the “Company”), a leading lifestyle brands collective, announced today that it has completed its financial restructuring and emerged from voluntary Chapter 11 proceedings, implementing the Company’s Plan of Reorganization (the “Plan”) that was approved by the United States Bankruptcy Court for the Southern District of New York.

In accordance with the Company’s Restructuring Support Agreement (“RSA”), Centric Brands has substantially reduced its funded indebtedness by approximately $700 million and has emerged with a stronger capital structure. The Company is well-capitalized with access to substantial cash and liquidity.

Centric Brands is now a private entity with a strategic plan to continue harnessing growth opportunities in its core business segments while identifying new areas for future success in partnership with Blackstone (“Blackstone”), its majority sponsor, Ares Management Corporation (“Ares”), and HPS Investment Partners (“HPS”).

“The completion of this reorganization marks a major milestone for our Company. Throughout this process, we operated seamlessly without interruption and remained focused on serving our valued partners. We maintained excellent relationships with licensors and our supply chain – and ultimately delivered to our retailers. We now emerge with an optimized business structure, supportive partners, a qualified and engaged Board, and strengthened financials. We look forward to maximizing our potential and creating opportunities for future growth. We wouldn’t be here today without our valued employees and trusted business partners, for whom I am truly appreciative,” said Mr. Jason Rabin, CEO of Centric Brands.

Rabin continued: “While the impact of COVID-19 has been challenging for our industry, we are very well positioned to navigate the current environment. We will continue leading the industry in our core segments, including kids, accessories, and men’s and women’s denim and lifestyle. With Blackstone’s support , an improved capital structure, strategic relationships, and industry expertise – we are built for a strong future ahead.”

Additional Information

As part of the restructuring, funds managed by Blackstone and its affiliates exchanged existing second lien debt for controlling equity interests in the reorganized company. Previous senior lenders, funds managed by Ares and HPS, have retained their senior loan positions and received equity interests in the reorganized company.

The Company has also secured exit financing in the form of a new securitization facility from Sound Point Capital Management, LP, as well as new revolving and term loan facilities from its current secured lenders, providing additional liquidity for the Company’s go-forward operations and strategic objectives.

Ropes & Gray LLP, PJT Partners, Inc., and Alvarez & Marsal served as legal, financial, and restructuring advisor to Centric Brands.

Court filings and other documents related to the restructuring are available on a separate website administered by the Company’s claims agent, Prime Clerk at https://cases.primeclerk.com/centricbrands.

About Centric Brands LLC

Centric Brands LLC (the “Company”) is a leading lifestyle brand collective that designs, sources, markets and sells high quality products in multiple segments, including kids, men’s and women’s apparel, accessories, beauty, and entertainment. The Company’s portfolio includes more than 100 iconic licensed brands, including for kids apparel, Calvin Klein®, Tommy Hilfiger®, Nautica®, Spyder® and Under Armour®; for men’s and women’s apparel, Joe’s Jeans® and Buffalo® and Herve Leger®; for accessories,  Kate Spade®, Michael Kors®, All Saints®, Frye®, Timberland® and Jessica Simpson®; and for entertainment, Disney®, Marvel®, Nickelodeon® and Warner Brothers®, among others. Owned brands include Hudson®, Robert Graham®, Swims®, Zac Posen® and Avirex®. The Company’s products are sold primarily in North America through leading mass market retailers, specialty, and department stores, and online. Centric Brands has unparalleled expertise in product design, development and sourcing, retail and digital commerce, marketing, and brand building. The Company is headquartered in New York City and has offices in Greensboro, N.C., Toronto, and Montreal. For more information about Centric Brands please visit https://www.centricbrands.com.